PRESS RELEASE

Ingredion Incorporated	CONTACTS:
5 Westbrook Corporate Center	Investors: Noah Weiss, 773-896-5242
Westchester, IL 60154	Media: Rick Wion, 708-209-6323

INGREDION INCORPORATED REPORTS FIRST QUARTER 2026 RESULTS
•First quarter 2026 reported and adjusted* operating income decreased 26% and 22% compared to the first quarter 2025
•First quarter 2026 reported and adjusted EPS were $2.22 and $2.34, compared with $3.00 and $2.97 in the first quarter 2025
•Adjusting full-year guidance for reported EPS to be in the range of $9.60 to $10.30 and adjusted EPS to be in the range of $10.45 to $11.15

WESTCHESTER, Ill., May 5, 2026 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported its first quarter 2026 results.
“While we expected a challenging first quarter after last year’s strong first quarter, results were weaker than anticipated in Food & Industrial Ingredients–U.S./CAN due to operational challenges at our Argo facility,” said Jim Zallie, chairman, president and CEO of Ingredion. “At the same time, performance in our Texture & Healthful Solutions and Food & Industrial Ingredients–LATAM segments were in line with our expectations despite an increasingly uncertain macroeconomic environment.”
“Texture & Healthful Solutions delivered an eighth consecutive quarter of broad-based net sales volume growth driven by continued strong customer demand for our solutions portfolio, including clean label ingredients.”
“Food & Industrial Ingredients–LATAM delivered as expected, reflecting disciplined execution across the region, while absorbing the year-over-year impact of Mexican foreign exchange headwinds.”
“In our Food & Industrial Ingredients–U.S./CAN business, while we anticipated softer customer demand, a longer-than-expected recovery at our Argo facility negatively impacted results during the quarter. We remain focused on strengthening operational reliability, and we expect performance to improve sequentially throughout the second quarter; we are targeting a return to normal operations in the second half of the year.”
“Excluding the impact of Argo, we are pleased with the performance and resilience of the other parts of our business, especially our Texture & Healthful Solutions segment which continues to find opportunities for growth. Our focus going forward remains on servicing our customers, delivering innovative solutions, and driving long-term value creation for our shareholders.”

*Reported results are in accordance with U.S. generally accepted accounting principles “GAAP.” Adjusted financial measures are non-GAAP financial measures. See “II. Non-GAAP Information” in the Supplemental Financial Information that follows the Condensed Consolidated Financial Statements for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS FIRST QUARTER 2026 RESULTS – Page 2
Diluted Earnings Per Share (EPS)

	1Q25	1Q26
Reported Diluted EPS	$3.00	$2.22
Impairment charges	0.08	—
Restructuring costs	0.02	0.15
Tax items and other matters	(0.13)	(0.03)
Adjusted Diluted EPS**	$2.97	$2.34
Factors affecting changes in Reported and Adjusted EPS

1Q26
Total items affecting adjusted diluted EPS**	(0.63)
Total operating items	(0.70)
Margin	(0.71)
Volume	(0.14)
Foreign exchange	0.07
Other income	0.08
Total non-operating items	0.07
Financing costs	—
Non-controlling interests	—
Tax rate	0.01
Shares outstanding	0.06
Other non-operating income	—
** Totals may not sum or recalculate due to rounding

Business Review
Total Ingredion
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
First Quarter	1,813	33	(32)	(22)	1,792	(1%)	(3%)
•First quarter net sales decreased 1%. The decrease was primarily driven by lower volume and less favorable mix in the F&II–U.S./CAN business, partially offset by higher net sales in T&HS and favorable foreign exchange impacts across the segments.
Reported Operating Income

$ in millions	2025	FX Impact	Business Drivers	Restructuring/Impairment	Other	2026	Change	Change excl. FX
First Quarter	276	6	(67)	(4)	(8)	203	(26%)	(28%)

INGREDION REPORTS FIRST QUARTER 2026 RESULTS – Page 3
Adjusted Operating Income

$ in millions	2025	FX Impact	Business Drivers	2026	Change	Change excl. FX
First Quarter	273	6	(67)	212	(22%)	(24%)
•First quarter reported and adjusted operating income were $203 million and $212 million. The difference between reported and adjusted operating income was primarily attributable to legal-entity restructuring and previously announced plant-closure costs. Excluding foreign exchange translational impacts, reported operating income was down 28% and adjusted operating income was down 24% from a year ago, primarily due to increased operating costs and lower volumes in the F&II–U.S./CAN business.
Texture & Healthful Solutions
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
First Quarter	602	13	13	(11)	617	2%	—%
Segment Operating Income

$ in millions	2025	FX Impact	Business Drivers	2026	Change	Change excl. FX
First Quarter	99	3	(2)	100	1%	(2%)
•First quarter operating income for Texture & Healthful Solutions was $100 million, an increase of $1 million from a year ago, primarily driven by favorable input costs, foreign exchange, and better volume, partially offset by strategic price and mix management. Excluding foreign exchange translational impacts, segment operating income was down 2%.
Food & Industrial Ingredients–LATAM
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
First Quarter	573	18	(7)	(5)	579	1%	(2%)
Segment Operating Income

$ in millions	2025	FX Impact	Business Drivers	Argentina JV	2026	Change	Change excl. FX
First Quarter	127	2	(14)	—	115	(9%)	(11%)
•First quarter operating income for Food & Industrial Ingredients–LATAM was $115 million, a $12 million decrease from a year ago, driven primarily by Mexico transactional currency impacts and softer volumes. Excluding foreign exchange translational impacts, segment operating income was down 11%.

INGREDION REPORTS FIRST QUARTER 2026 RESULTS – Page 4
Food & Industrial Ingredients–U.S./CAN
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
First Quarter	520	2	(38)	(9)	475	(9%)	(9%)
Segment Operating Income

$ in millions	2025	FX Impact	Business Drivers	2026	Change	Change excl. FX
First Quarter	92	1	(59)	34	(63%)	(64%)
•First quarter operating income for Food & Industrial Ingredients–U.S./CAN was $34 million, a $58 million decrease from a year ago. The decline resulted from production challenges at our Argo facility and softer volumes and mix. Excluding foreign exchange translational impacts, operating income was down 64%.
All Other*
Net Sales

$ in millions	2025	FX Impact	Volume	Price Mix	2026	Change	Change excl. FX
First Quarter	118	—	—	3	121	3%	3%
All Other Operating Income

$ in millions	2025	FX Impact	Business Drivers	2026	Change	Change excl. FX
First Quarter	—	—	3	3	nm	nm
•First quarter operating income for All Other increased $3 million from the prior year, reflecting continued improvements in the plant-based protein business.
* All Other consists of the businesses of multiple operating segments that are not individually or collectively classified as reportable segments. Net sales from All Other are generated primarily by sweetener and starch sales by our Pakistan business, sales of stevia and other ingredients from our PureCircle and Other Sugar Reduction businesses, and pea protein ingredients from our Protein Fortification business.
Other Financial Items
•At March 31, 2026, total debt was $1.8 billion, and cash, including short-term investments, was $918 million, versus $1.8 billion and $1.0 billion at December 31, 2025.
•Net financing costs were $9 million for both the first quarter of 2026 and the first quarter of 2025.
•Reported and adjusted effective tax rates for the first quarter were 25.8% and 25.1%, respectively, compared to 25.5% and 25.4%, respectively, for the year-ago period.
•Net capital expenditures were $110 million through March 31, 2026.

INGREDION REPORTS FIRST QUARTER 2026 RESULTS – Page 5
Dividends and Share Repurchases
In the first quarter, the Company paid $52 million in dividends to shareholders. On March 18, 2026, the Company declared a quarterly dividend of $0.82 per share that was paid on April 21, 2026. During the quarter, the Company repurchased $14 million of common stock.
Updated Full-Year 2026 Outlook
The Company now expects its full-year 2026 reported EPS to be in the range of $9.60 to $10.30 and adjusted EPS to be in the range of $10.45 to $11.15.

This guidance reflects tariff levels in effect as of the end of April 2026. In addition, this guidance excludes any acquisition-related integration and restructuring costs, as well as any potential impairment costs.
The Company now expects full-year 2026 net sales to be flat to up low single-digits, reflecting volume growth partially offset by lower price mix.
Reported operating income is now expected to be down high single-digits, with adjusted operating income now expected to be flat to down low single-digits for full-year 2026.
The 2026 full-year outlook further assumes the following: Texture & Healthful Solutions operating income is now expected to be up low single-digits, driven by sales volume growth, partially offset by expected higher input cost inflation; Food & Industrial Ingredients–LATAM operating income is now expected to be down low single-digits reflecting the continued strength of the Mexican peso; Food & Industrial Ingredients–U.S./CAN operating income is now expected to be down low double-digits driven by Argo’s operational headwinds in the first quarter; and All Other operating income is still anticipated to improve by $5 to $10 million from the prior year.
Corporate costs for full-year 2026 are now expected to be flat.
For full-year 2026, the Company now expects a reported effective tax rate of 26.3% to 27.8%, and an adjusted effective tax rate of 26.0% to 27.5%.
Cash from operations for full-year 2026 is expected to now be in the range of $725 million to $825 million reflecting our updated outlook. Capital expenditures for the full year are expected to be approximately $400 to $440 million.
Second Quarter 2026 Outlook
For the second quarter of 2026, compared to the same quarter last year, the Company expects net sales to be flat to up low single-digits. Reported operating income is expected to be down high double-digits and adjusted operating income is expected to be down high single-digits, which reflect the challenging comparison to the prior year’s strong results.
Conference Call and Webcast Details
Ingredion will host a conference call on Tuesday, May 5, 2026, at 8 a.m. CT/ 9 a.m. ET, hosted by Jim Zallie, chairman, president and chief executive officer, and Jason Payant, vice president and interim chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website and available to download a few hours before the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About Ingredion
Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in nearly 120 countries. With 2025 annual net sales of approximately $7.2 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion Idea Labs® innovation centers located around the world

INGREDION REPORTS FIRST QUARTER 2026 RESULTS – Page 6
and more than 11,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Ingredion Incorporated intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding our expectations for second quarter 2026 net sales and reported and adjusted operating income, full-year 2026 reported and adjusted earnings per share, net sales, reported and adjusted operating income, segment operating income, corporate costs, reported and adjusted effective tax rates, cash from operations, and capital expenditures, and any other statements regarding our prospects and our future operations, financial condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing and any assumptions, expectations, or beliefs underlying any of the foregoing.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “opportunities,” “potential,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including changes in consumer practices, preferences, price sensitivity, behaviors, demand and perceptions; the impact of geopolitical developments, tensions, threats or conflicts on the availability and prices of raw materials and energy supplies; supply chains and foreign exchange and interest rates; the impact of global business and economic conditions on demand for our products or our access to global credit and equity markets; our reliance on certain industries for a significant portion of our sales; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; our ability to keep pace with technological developments in research and development and continue to offer innovative products; competitive pressures that may adversely affect our market share, revenue and profitability; market volatility that may adversely affect our ability to pass through potential increases in the cost of corn and other raw materials to customers, to purchase quantities of corn and other raw materials at prices sufficient to sustain or increase our profitability, or to supply product quantities and meet shipment delivery requirements that our customers demand; the impact on inputs to our procurement, production processes and delivery channels, such as raw material, energy, and freight and logistics, of price fluctuations, supply chain interruptions, tariffs, duties, and shortages; our ability to contain costs, manage working capital, and achieve budgets, including completion of planned maintenance and investment projects on time and on budget; global climate change and legal, regulatory, or market measures to address climate change; our ability to identify and complete acquisitions, divestitures, or strategic alliances on favorable terms or achieve anticipated synergies; the economic, political and other risks inherent in conducting operations in foreign countries and with foreign currencies; our ability to maintain satisfactory labor relations; our ability to attract, develop, retain, motivate and maintain good relationships with our workforce, including key personnel; the impact of legal and regulatory proceedings; the risks associated with pandemics; the impact of any impairment charges on intangible assets and goodwill; global and regional economic policies and changes to existing laws and regulations; changes in our tax rates or exposure to additional income tax liabilities; increases in interest rates that could increase our borrowing costs; risks affecting our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; risks relating to the use of artificial intelligence and other advanced technologies, and our reliance on third‑party technology providers; interruptions, security incidents, or failures with respect to information technology systems, processes, and sites; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.

Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments or otherwise. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of

INGREDION REPORTS FIRST QUARTER 2026 RESULTS – Page 7
these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2025, and in our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(dollars and shares in millions, except per share data)

	Three Months Ended March 31,		Change %
	2026	2025
Net sales	$1,792	$1,813	(1%)
Cost of sales	1,391	1,347
Gross profit	401	466	(14%)
Operating expenses	200	193	4%
Other operating (income), net	(13)	(10)
Restructuring/impairment charges	11	7
Operating income	203	276	(26%)
Financing costs	9	9
Income before income taxes	194	267	(27%)
Provision for income taxes	50	68
Net income	144	199	(28%)
Less: Net income attributable to non-controlling interests	2	2
Net income attributable to Ingredion	$142	$197	(28%)

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	63.2	64.5
Diluted	64.0	65.6

Earnings per common share of Ingredion:
Basic	$2.25	$3.05	(26%)
Diluted	2.22	3.00	(26%)

Ingredion Incorporated
Condensed Consolidated Balance Sheets
(dollars and shares in millions, except per share amounts)

	March 31, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$914	$1,030
Short-term investments	4	3
Accounts receivable, net	1,358	1,185
Inventories	1,183	1,227
Prepaid expenses and assets held for sale	66	60
Total current assets	3,525	3,505
Property, plant and equipment, net	2,561	2,526
Intangible assets, net	1,259	1,269
Other non-current assets	583	597
Total assets	$7,928	$7,897

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$83	$48
Accounts payable, accrued liabilities and liabilities held for sale	1,194	1,268
Total current liabilities	1,277	1,316
Long-term debt	1,742	1,742
Other non-current liabilities	463	473
Total liabilities	3,482	3,531

Share-based payments subject to redemption	41	64
Redeemable non-controlling interests	—	7

Ingredion stockholders’ equity:
Preferred stock — authorized 25.0 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200.0 shares — $0.01 par value, 77.8 shares issued at March 31, 2026 and December 31, 2025	1	1
Additional paid-in capital	1,162	1,155
Less: Treasury stock (common stock: 14.8 shares at March 31, 2026 and December 31, 2025) at cost	(1,553)	(1,555)
Accumulated other comprehensive loss	(927)	(937)
Retained earnings	5,700	5,610
Total Ingredion stockholders’ equity	4,383	4,274
Non-redeemable non-controlling interests	22	21
Total stockholders’ equity	4,405	4,295
Total liabilities and stockholders’ equity	$7,928	$7,897

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Three Months Ended March 31,
	2026	2025
Cash from operating activities
Net income	$144	$199
Non-cash charges to net income:
Depreciation and amortization	55	55
Mechanical stores expense	18	16
Impairment charges	—	6
Margin accounts	8	(3)
Changes in other working capital	(205)	(220)
Other	13	24
Cash provided by operating activities	33	77
Cash from investing activities
Capital expenditures and mechanical stores purchases, net	(110)	(92)
Proceeds from sale of business	12	12
Purchases of equity securities, net	(1)	—
Other	(1)	2
Cash used for investing activities	(100)	(78)
Cash from financing activities
Proceeds (payments) on borrowings, net	35	(48)
Repurchases of common stock, net	(14)	(55)
Common stock activity for share-based compensation, net	(10)	(11)
Purchases of non-controlling interests	(7)	—
Dividends paid, including to non-controlling interests	(52)	(52)
Cash used for financing activities	(48)	(166)
Effects of foreign exchange rate changes on cash and cash equivalents	(1)	7
(Decrease) in cash and cash equivalents	(116)	(160)
Cash and cash equivalents, beginning of period	1,030	997
Cash and cash equivalents, end of period	$914	$837

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
(dollars in millions, except for percentages)
I. Segment Information of Net Sales to Unaffiliated Customers and Operating Income

	Three Months Ended March 31,		Change %	Change Excl. FX %
	2026	2025
Net Sales to Unaffiliated Customers:
Texture & Healthful Solutions (i)	$617	$602	2%	0%
Food & Industrial Ingredients–LATAM (ii)	579	573	1%	(2%)
Food & Industrial Ingredients–U.S./Canada (iii)	475	520	(9%)	(9%)
All Other (iv)	121	118	3%	3%
Net Sales	$1,792	$1,813	(1%)	(3%)

Operating Income (Loss):
Texture & Healthful Solutions	$100	$99	1%	(2%)
Food & Industrial Ingredients–LATAM	115	127	(9%)	(11%)
Food & Industrial Ingredients–U.S./Canada	34	92	(63%)	(64%)
All Other	3	—	nm	nm
Corporate	(40)	(45)	(11%)	(11%)
Adjusted Operating Income	212	273	(22%)	(24%)
Restructuring costs	(11)	(1)
Other matters	2	10
Impairment charges	—	(6)
Operating Income	$203	$276	(26%)	(28%)
Notes to Net Sales to Unaffiliated Customers
(i)Net of inter-segment sales of $9 million for both the first quarter of 2026 and 2025.
(ii)Net of inter-segment sales of $10 million and $13 million for the first quarter of 2026 and 2025.
(iii)Net of inter-segment sales of $27 million and $33 million for the first quarter of 2026 and 2025.
(iv)Net of inter-segment sales of $4 million and $3 million for the first quarter of 2026 and 2025.

II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), non-GAAP historical financial measures are used, which exclude certain GAAP items such as restructuring costs, impairment charges, Mexico tax item, and other specified items. The term “adjusted” is generally used when referring to these non-GAAP financial measures.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business. Expected financial measures may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. Non-GAAP adjustments are generally made to adjusted financial measures, which increases management’s confidence in its ability to forecast adjusted financial measures than in its ability to forecast GAAP financial measures. These non-GAAP measures, including non-GAAP expected measures, should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the Company’s non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended March 31, 2026		Three Months Ended March 31, 2025
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$142	$2.22	$197	$3.00

Adjustments:

Restructuring costs (i)	10	0.15	1	0.02

Other matters (ii)	(2)	(0.03)	(7)	(0.11)

Impairment charges (iii)	—	—	5	0.08

Tax item–Mexico (iv)	(4)	(0.06)	(1)	(0.02)

Other tax matters (v)	4	0.06	—	—

Non-GAAP adjusted net income attributable to Ingredion	$150	$2.34	$195	$2.97

Net income and EPS may not sum or recalculate due to rounding.

II. Non-GAAP Information (continued)
Notes
(i)During the three months ended March 31, 2026 and 2025, we recorded pre-tax restructuring charges of $11 million and $1 million, primarily related to estimated legal entity restructuring costs in 2026.
(ii)During the three months ended March 31, 2026, we recorded pre-tax benefits of $2 million. During the three months ended March 31, 2025, we recorded pre-tax benefits of $10 million, primarily related to insurance recoveries and a favorable judgment related to certain indirect taxes.
(iii)During the three months ended March 31, 2025, we recorded $6 million of pre-tax impairment charges on previously announced plant closures and impairments on equity investments. There was no such activity during the three months ended March 31, 2026.
(iv)The tax amounts are result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Mexico financial statements during the period.
(v)During the three months ended March 31, 2026, we recognized prior-year tax reserves, recapture of prior-year U.S. tax benefits, and associated tax impacts related to the above current and prior-year non-GAAP adjustments. These were partially offset by interest income on previously recognized tax benefits associated with certain Brazilian local incentives that were previously taxable.

Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)
(dollars in millions, pre-tax)

	Three Months Ended March 31,
	2026	2025
Operating income	$203	$276

Adjustments:

Restructuring costs (i)	11	1

Other matters (ii)	(2)	(10)

Impairment charges (iii)	—	6

Non-GAAP adjusted operating income	$212	$273
For notes (i) through (iii), see notes (i) through (iii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)
(dollars in millions, except for percentages)

	Three Months Ended March 31, 2026
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$194	$50	25.8%

Adjustments:

Restructuring costs (i)	11	1

Other matters (ii)	(2)	—

Tax item–Mexico (iv)	—	4

Other tax matters (v)	—	(4)

Adjusted Non-GAAP	$203	$51	25.1%

	Three Months Ended March 31, 2025
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$267	$68	25.5%

Adjustments:

Restructuring costs (i)	1	—

Impairment charges (iii)	6	1

Other matters (ii)	(10)	(3)

Tax item–Mexico (iv)	—	1

Adjusted Non-GAAP	$264	$67	25.4%
For notes (i) through (v), see notes (i) through (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Diluted Earnings Per Share (“GAAP EPS”)
to Expected Adjusted Diluted Earnings Per Share (“Adjusted EPS”)
(Unaudited)

	Expected EPS Range for Full-Year 2026
	Low End of Guidance	High End of Guidance
GAAP EPS	$9.60	$10.30

Adjustments:

Restructuring costs (i)	0.20	0.20

Other matters (ii)	0.20	0.20

Impairment charges (iii)	0.45	0.45

Tax item–Mexico (iv)	(0.06)	(0.06)

Other tax matters (v)	0.06	0.06

Adjusted EPS	$10.45	$11.15
For notes (i) through (v), see notes (i) through (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.
In addition, the forecasted amounts above include the following adjustments:

(i)An estimated $7 million of pre-tax restructuring costs related to the planned cessation of our Cabo, Brazil manufacturing facility.
(ii)An estimated $20 million of pre-tax direct costs related to a thermal event at our Argo manufacturing facility.
(iii)An estimated $36 million of pre-tax impairment charges related to the planned cessation of our Cabo, Brazil manufacturing facility.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Effective Income Tax Rate (“GAAP ETR”)
to Expected Adjusted Effective Income Tax Rate (“Adjusted ETR”)
(Unaudited)

	Expected Effective Income Tax Rate Range for Full-Year 2026
	Low End of Guidance	High End of Guidance
GAAP ETR	26.3%	27.8%

Adjustments:

Restructuring costs (i)	(0.1%)	(0.1%)

Other matters (ii)	0.1%	0.1%

Impairment charges (iii)	(0.3%)	(0.3%)

Tax item–Mexico (iv)	0.4%	0.4%

Other tax matters (v)	(0.4%)	(0.4%)

Adjusted ETR	26.0%	27.5%
For notes (i) through (v), see notes (i) through (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.
In addition, the forecasted amounts above include the following adjustments:

(i)An estimated $7 million of pre-tax restructuring costs related to the planned cessation of our Cabo, Brazil manufacturing facility.
(ii)An estimated $20 million of pre-tax direct costs related to a thermal event at our Argo manufacturing facility.
(iii)An estimated $36 million of pre-tax impairment charges related to the planned cessation of our Cabo, Brazil manufacturing facility.